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                                                                    Exhibit 99.1

ACCENTURE STRENGTHENS DELIVERY OF HEALTH INSURANCE RATING, UNDERWRITING
SOLUTIONS

ACQUISITION OF SELECTICA EINSURANCE TECHNOLOGY WILL HELP INSURERS ENHANCE PRICING ACCURACY AND MARGINS

NEW YORK; Dec. 1, 2003 - Accenture (NYSE: ACN) announced today that it has acquired the intellectual property assets of Selectica's eInsurance technology suite, which allows health insurers the capability to more accurately price and manage the profitability of their group health business.

"This acquisition will further enhance our ability to help insurers improve the accuracy and consistency of their rating and underwriting functions -- ultimately better linking these processes to bottom line improvements," said Tom Spann, managing partner of Accenture's Health & Life Sciences practice.

Currently, Accenture is working with several U.S.-based health insurers and leading Blue Cross plans to implement web-enabled rating and underwriting solutions which are based on Selectica's market-leading eInsurance software products. This complements Accenture's approach to helping clients around the globe improve medical loss ratios, reduce administrative expenses and manage risk by consistently applying best-practice rating and underwriting processes.

Selectica has chosen to divest its healthcare rating and underwriting business as a natural extension of its existing strategic alliance with Accenture. The decision enables Selectica to focus on its best-in-class configuration, pricing and quoting solutions in the enterprise market.

"This divestiture places our healthcare customers and employees in good hands with an organization that is a leader in the health and life sciences industry," said Stephen Bennion, Executive Vice-President of Selectica. "We can now concentrate exclusively on what we do best: transforming the configure-quote-order process for our market-leading customers in the technology, telecommunications and manufacturing sectors."

ABOUT ACCENTURE

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 83,000 people in 48 countries, the company generated net revenues of US$11.8 billion for the fiscal year ended Aug. 31, 2003. Its home page is www.accenture.com.

ABOUT SELECTICA

Selectica, Inc. (NASDAQ: SLTC) enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, British Telecom, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.